FORM OF
                          ACCOUNTING SERVICES AGREEMENT


         THIS AGREEMENT made between Mentor Institutional Trust, a business trust organized and existing under the laws of The Commonwealth of Massachusetts having its principal place of business at 200 Berkeley Street, Boston, Massachusetts 02116-5034 (the "Fund") and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110, ("State Street").

         WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, the Fund intends that this Agreement be applicable only to its series known as SNAP Fund (the "Portfolio");

         WHEREAS, the Fund desires to retain State Street to perform certain accounting and recordkeeping duties for and on behalf of the Portfolio; and

         WHEREAS, State Street is willing to perform such services on the terms provided herein.

         NOW, THEREFORE, the parties agree as follows:

Section 1.        Duties of State Street.

         1.1      Books of Account.

         State Street shall maintain the books of account of the Portfolio and shall perform the following duties in the manner prescribed by the Fund's currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to State Street (a "governing document"):

          - Record general ledger entries.
          - Calculate daily expenses.
          - Calculate daily income.
          - Reconcile daily activity to the trial balance.
          - Calculate daily dividend rate.
          - Calculate net asset value.
          - Calculate preliminary daily cash availability and periodic adjustments thereto, if any.
          - Prepare account balances.

         The Fund shall provide timely prior notice to State Street of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Fund's governing document. State Street shall not be responsible for any revisions to calculations unless such revisions are communicated in writing to State Street.

         1.2      Records.

         State Street shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Fund, but only with respect to the Portfolio, under the Investment Company Act of 1940, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund and shall at all times during the regular business hours of State Street be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the Securities and Exchange Commission. Subject to
Section 3 below, State Street shall preserve for the period required by law the records required to be maintained thereunder.


Section 2.        Duties of the Fund.

         2.1      Delivery of Information.

         The Fund shall provide, or shall cause a third party to provide, timely notice to State Street of certain data as a condition to State Street's performance described in Section 1 above. The data required to be provided pursuant to this section is set forth in Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time.

         State Street is authorized and instructed to rely upon the information it receives from the Fund or any third party. State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Fund.

         2.2      Proper Instructions.

         The Fund shall communicate to State Street by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Trustees shall have from time to time authorized or (ii) communication effected directly between the Fund or its third-party agent and State Street by electro-mechanical or electronic devices, provided that the Fund and State Street have approved such procedures. State Street may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the Fund. Oral instructions shall be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions. The Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or
(ii) above, as appropriate. The Fund shall give timely Proper Instructions to State Street in regard to matters affecting accounting practices and State Street's performance pursuant to this Agreement.


Section 3.        Successor Agent.

         If a successor agent for the Portfolio shall be appointed by the Fund, State Street shall upon termination deliver to such successor agent at the office of State Street all properties of the Portfolio held by it hereunder. If no such successor agent shall be appointed, State Street shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

         In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to State Street on or before the date when such termination shall become effective, then State Street shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the Investment Company Act of 1940, doing business in Boston, Massachusetts, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by State Street under this Agreement. Thereafter, such bank or trust company shall be the successor of State Street under this Agreement.


Section 4.        Warranties.

         If the Fund promptly notifies State Street that any of its accounting services are erroneous in any material respect, State Street shall endeavor in a timely manner to correct such failure. Organizations from which State Street may obtain certain data included in the accounting services are solely responsible for the contents of such data and the Fund agrees to make no claim against State Street arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. State Street makes no warranties with respect to the calculations and data processing it provides the Fund and/or any third party agent of the Fund insofar as it relates to the qualification of the Fund as a regulated investment company under state or federal securities and tax laws, or any requirements or obligations thereunder.


Section 5.        Limitation of Liability.

         State Street shall not be liable to the Fund, the Portfolio or any third-party for any loss or damage claimed to have resulted from the use of the accounting services except for the direct loss or damage resulting from the negligence or willful misconduct of State Street. STATE STREET SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) IN ANY WAY DUE TO THE USE OF THE ACCOUNTING SERVICES OR THE PERFORMANCE OF OR FAILURE TO PERFORM STATE STREET'S OBLIGATIONS UNDER THIS AGREEMENT. This disclaimer applies without limitation to claims regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise and regardless of whether such damages are foreseeable. Further, in no event shall State Street be liable for any claims that arise more than one (1) year prior to the institution of suit therefor or any claim arising from causes beyond State Street's control.


Section 6.        Force Majeure.

         State Street shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.


Section 7.        Year 2000

         State Street will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi-century formulas and date values, and interface values that reflect the date issues arising between now and the next one hundred years. If any changes are required, State Street will make the changes to its products at no cost to the Fund and in a commercially reasonable time frame and will require third-party suppliers to do likewise.


Section 8.        Exclusive Remedy.

         In consideration of the fees charged hereunder, the Fund's exclusive recovery regardless of the basis of the claim asserted by it against State Street shall not exceed six (6) times the average monthly fees billed by State Street hereunder and computed by averaging the monthly billing for each of the twelve months preceding the month in which the damage or injury is alleged to have occurred, but if this Agreement has not been in effect for twelve months preceding such date, then by averaging the monthly billings for each of the preceding months that this Agreement has been in effect.


Section 9.        Indemnification.

         The Fund agrees to indemnify and hold State Street free and harmless from any expense, loss, damage or claim, including reasonable attorney's fees, suffered by State Street and caused by or resulting from the acts or omissions of the Fund or any third-party whose services State Street must rely upon in performing accounting services hereunder.


Section 10.       General.

         10.1     Term of Agreement.

         This Agreement shall become effective as of the date of its execution and shall remain in full force and effect until terminated as hereinafter provided. Either party may, in its discretion, terminate this Agreement for any reason by giving the other party at least sixty (60) days prior written notice of termination. In addition, either party may terminate this Agreement for failure of the other party to comply with any of its terms and conditions by giving the other party written notice of termination.

         10.2     Fees.

         The Fund agrees to pay State Street such reasonable compensation for its services and expenses as is agreed upon from time to time. Payments for services shall be due thirty (30) days from the Fund's receipt of State Street's invoice therefor. The Fund shall reimburse State Street for all costs and expenses, including reasonable attorney's fees, incurred by State Street to collect any charges due under this Agreement.

         10.3     Notices.

         All notices shall be in writing and deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.


If to State Street:                         Lafayette Corporate Center, LCC/3SW
                                            2 Avenue de Lafayette
                                            Boston, MA 02111
                                            Attention: William E. Monaghan, II
                                                       Vice President
                                            Telephone: 617-662-2401
                                            Facsimile:  617-662-2198

If to the Fund:                             c/o Evergreen Funds
                                            200 Berkeley Street
                                            Boston, Massachusetts 02116-5034
                                            Attention:   Sally Ganem, Esq.
                                            Telephone: 617-210-3691
                                            Facsimile: 617-210-3468

         10.4     Assignment; Successors.

         This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign to a successor all of or a substantial portion of its business, or to a party controlling, controlled by, or under common control with such party.

         10.5     Entire Agreement.

         This Agreement (including all schedules and attachments hereto) constitutes the entire Agreement between the parties with respect to its subject matter; all prior Agreements, representations, statements, negotiations and undertakings with respect to such subject matter are terminated and superseded hereby.

         10.6     Amendments.

         No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. The term "Agreement", as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance herewith.

         10.7     Headings Not Controlling.

         Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

         10.8     Survival.

         After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments. In addition to those provisions which specifically provide for survival beyond expiration or termination, all provisions regarding indemnification, warranty, liability and limits thereon shall survive, unless and until the expiration of any time period specified elsewhere in this Agreement with respect to the provision in question.

         10.9     Severability.

         In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

         10.10    Governing Law; Jurisdiction.

         This Agreement shall be deemed to have been made in The Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties agree that any dispute arising herefrom shall be subject to the exclusive jurisdiction of courts sitting in The Commonwealth of Massachusetts.

                                 SIGNATURE PAGE


         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of July 9, 1999.

                                            MENTOR INSTITUTIONAL TRUST
Fund signature attested to by:


_______________________             By:
Name:                                             Name:
Title:                                            Title:



                                            STATE STREET BANK AND TRUST COMPANY
Signature attested to by:


_______________________             By:
Stephanie L. Poster                               Ronald E. Logue, Vice Chairman
Vice President

                                   SCHEDULE A
                                       to
                          Accounting Services Agreement
                                 by and between
       Mentor Institutional Trust and State Street Bank and Trust Company


Information Required to be Supplied      Responsible Party

Portfolio Trade Authorizations           Investment Adviser
Currency Transactions                    Investment Adviser
Cash Transaction Report                  Custodian
Cash Reconciliation                      Custodian
Transaction Schedule Report              Custodian
Connection Fax                           Custodian via Transfer Agent
Fund Activity Statement/Summary Report   Transfer Agent
(prior day)
Fund Activity Statement/Summary Report   Transfer Agent
(current day)
Portfolio Prices                         Third Party Vendors/Investment Adviser
Exchange Rates                           Third Party Vendors/Investment Adviser
Capital Stock Activity Report            Transfer Agent
Dividend/Distribution Schedule           Investment Adviser/Administrator
Dividend/Distribution Declaration        Investment Adviser/Administrator
Dividend Reconciliation/Confirmation     Transfer Agent
Corporate Actions                        Third Party Vendors/Custodian
Service Provider Fee Schedules           Investment Adviser/Administrator
Expense Budget                           Investment Adviser/Administrator
Amortization Policy                      Investment Adviser/Administrator
Accounting Policy/Complex Investments    Investment Adviser/Administrator
Audit Management Letter                  Auditor
Annual Shareholder Letter                Investment Adviser
Annual/Semi-Annual Reports               Investment Adviser/Administrator





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